Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ABM Industries Incorporated:

We consent to the incorporation by reference in the registration statement on Form S-8 of ABM Industries Incorporated related to the registration of 1,000,000 shares of common stock, par value $0.01 per share, to be issued pursuant to the ABM Industries Incorporated 2004 Employee Stock Purchase Plan, as amended and restated, effective March 9, 2016, of our report dated December 17, 2015, with respect to the consolidated balance sheets of ABM Industries Incorporated and subsidiaries as of October 31, 2015 and 2014, and the related consolidated statements of comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended October 31, 2015, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of October 31, 2015, which reports appears in the October 31, 2015 annual report on Form 10-K of ABM Industries Incorporated.

(signed) KPMG LLP

New York, New York
June 13, 2016